Exhibit 99.1
AMENDMENT NO. 1 TO AMENDED AND RESTATED DECLARATION OF
TRUST AND TRUST AGREEMENT DATED AS OF SEPTEMBER 10, 2007
This Amendment No. 1, dated May 15, 2008 (the “Amendment”), to the Amended and Restated Declaration of Trust and Trust Agreement dated as Of September 10, 2007 (the “Trust Agreement”) by and among Brookshire Raw Materials Management, LLC (“Brookshire”), CSC Trust Company of Delaware (the “Trustee”) and the Limited Owners.
WHEREAS, Brookshire and the Trustee have entered into the Trust Agreement, and there have not been to date and there are not as of the date of this Amendment No. 1, any Limited Owners;
WHEREAS, Brookshire and the Trustee wish to amend the Trust Agreement by extending the “Initial Offering Period” as defined in the Trust Agreement;
NOW THEREFORE, in consideration of the foregoing and other mutual covenants contained herein, the parties agree as follows:
1. Section 3.04(b)(i) of the Trust Agreement be replaced with the following paragraph:
“(i) During the period from the Offer Commencement Date until the sixtieth (60th) day following the Offer Commencement Date (the “Initial Offering Period”), Units in each Initial Fund will be offered for sale pursuant to Rule 415 of Regulation C promulgated under the Securities Act. The Managing Owner may time to time extend the Initial Offering Period with respect to one or more Initial Funds for such periods of time as the Owner determine in its sole discretion; provided, that the Initial Offering Period may not be extended past December 31, 2008. Notwithstanding the foregoing, at any time when sufficient Units in an Initial Fund are sold to satisfy a Subscription Minimum, then a closing with respect to such Fund (and in the case of a Core Fund, the other Core Fund) shall occur (each, an “Initial Closing”). For the sake of clarity, (x) in the event that one or more Initial Funds satisfy the Subscription Minimum applicable to such Funds, but one or more other Initial Funds have not yet satisfied (or do not satisfy) Subscription Minimum applicable to such other Funds, the Initial Closing for the Initial Funds that have satisfied the Subscription Minimum applicable to such Funds (including in the case of a Core Fund, the other Core Fund) shall occur and the Initial Offering Period for the Initial Funds that have not satisfied the Subscription Minimum applicable to such Funds shall continue and (y) the Initial Offering Period with respect to certain Funds may continue even as the Continuous Offering Period with respect to other Funds occurs.”
2. All other terms and conditions of the Trust Agreement not specifically amended by this Amendment No. 1 shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this agreement as of the date first written above.
CSC TRUST COMPANY OF DELAWARE
as Trustee
By: /s/ Alan R. Halpern
Name: Alan R. Halpern
Title: Vice President
BROOKSHIRE RAW MATERlALS
MANAGEMENT, LLC
By: /s/ Gary Sugar
Name: Gary Sugar
Title: SVP Product Development